SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  (March 11, 2009)

SIONIX CORPORATION
(Exact name of Company as specified in Charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

3880 East Eagle Drive
Anaheim, California 92807
(Address of Principal Executive Offices)

(714) 678-1000
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 11, 2009 our board of directors appointed Mr. Bob Hasson as our interim Chief Financial Officer and Director of Purchasing.

Mr. Hasson, age 66, has been our manufacturing and purchasing manager since November 1, 2007.  Prior to that date, from July 1997 until he joined Sionix Corporation, Mr. Hasson was employed by RJ Metals Inc. where he was involved with that company’s purchasing, invoicing and production departments.  Mr. Hasson also has several years experience in sales and marketing.  For one year he was the director of sales for Gateway Services, located in Carmel, California, and for over 3 years he was the manager of sales for Color Image, located in Long Beach, California.

There is no arrangement between Mr. Hasson and any other person pursuant to which he was appointed to these positions.  Mr. Hasson is Mr. Rodney Anderson’s son-in-law. Mr. Anderson is our interim Chief Executive Officer and a director. Mr. Hasson is not related to any of our other directors or executive officers.

There was no transaction since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which Mr. Hasson had or will have a direct or indirect material interest.

On March 11, 2009 the board of directors also appointed Ms. Filomena Fagundes as our Corporate Secretary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 20, 2009

SIONIX CORPORATION

By:	/s/ Rodney Anderson
Rodney Anderson, Interim Chief Executive Officer